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Exhibit 99.1

Friday, September 10, 2004, 9:00 AM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

NEW ISOLAGEN PRESIDENT AND CEO TO HOST CONFERENCE CALL

Michael Macaluso to introduce Robert Bitterman for
Question & Answer Session with Investors

HOUSTON—(PRNewswire)—September 10, 2004—Isolagen, Inc.'s (AMEX: ILE) new President and Chief Executive Officer Robert J. Bitterman will address investors in a conference call on Tuesday, September 14, 2004 at two o'clock in the afternoon (EDT).

Bitterman, who succeeds Macaluso as President and CEO, will provide participants with introductory remarks about his background and his perspective of Isolagen then host a question and answer period. This will be Bitterman's first public address on behalf of the Company.

Isolagen invites all of those interested in hearing the discussion to join the call by dialing 800-299-7098 (US and Canada) or 617-801-9715 (International) and entering access code 76685025 when prompted.

A replay will be available for one week after the call by dialing 888-286-8010 (US and Canada) or 617-801-6888 (International) and entering access code 11758026 when prompted.

Participants may also access a live web-cast of the conference call through the investor relation's section of Isolagen's web site, http://www.isolagen.com.

On September 7, 2004, Isolagen announced that Bitterman would assume the overall direction of Isolagen's global operations, including product development and commercialization of the Company's proprietary autologous cellular therapies for the regeneration of soft and hard tissue.

Bitterman brings more than 27 years of experience in the pharmaceutical industry to Isolagen, including, most recently, ten years as President of Aventis Pharmaceutical's dermatology division, Dermik Laboratories. At Dermik, Bitterman directed comprehensive product development and operations in the U.S., Canada and China. During his tenure, revenues grew six fold through the successful launch and commercialization of six new therapeutics. Prior to being named President of Dermik Laboratories, Bitterman held a variety of financial, investor relations and business development positions across multiple therapeutic segments at Aventis and its predecessor companies.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:
Jeffrey W. Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Kate McNeil, Investors Contact, Investor Relations Group—(212) 825-3210
John Nesbett, Investors Contact, Investor Relations Group—(212) 825-3210

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  Exhibit 99.1